Exhibit 32.1

CERTIFICATION

Solely for the purpose of complying with 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Wolverine World Wide, Inc. (the "Company") that the Quarterly Report of the Company on Form 10-Q for the accounting period ended September 10, 2005 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Date: October 20, 2005

/s/ Timothy J. O'Donovan
Timothy J. O'Donovan President, Chief Executive Officer and Chairman of the Board

/s/ Stephen L. Gulis, Jr.
Stephen L. Gulis, Jr. Executive Vice President, Chief Financial Officer and Treasurer